Exhibit 99.1

CARDIOVASCULAR SYSTEMS DISCLOSES HEALTH CONDITION OF CEO, DAVE MARTIN

Martin Will Continue to Lead Company During Cancer Treatment

St. Paul, Minn. - Sept. 14, 2015 - Cardiovascular Systems, Inc. (CSI) (NASDAQ: CSII) said today that its President and CEO, David Martin, has recently been diagnosed with cancer and is undergoing treatment. Martin is feeling well and will continue to perform his duties as CEO, though some activities, such as travel, may be limited.

Scott Ward, Chairman of CSI’s Board, said, “Dave is an outstanding leader and has the full support of the Board. We wish him a rapid recovery. While he will continue to serve as CEO, Dave has also developed a talented management team that we are confident can lead the company as needed during his treatment and recovery.”

Earlier today, Martin sent a letter to CSI employees sharing his diagnosis. A copy of that letter can be found here: http://investors.csi360.com/Investors/Investor-Resources/Letter.

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg and heart in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback Orbital Atherectomy System in peripheral arteries in August 2007. In October 2013, the company received FDA approval for the use of the Diamondback Orbital Atherectomy System in coronary arteries. To date, nearly 210,000 of CSI’s devices have been sold to leading institutions across the United States. For more information, visit the company’s website at www.csi360.com

Contacts:

Cardiovascular Systems, Inc. Jack Nielsen (651) 202-4919 jnielsen@csi360.com	PadillaCRT Matt Sullivan (612) 455-1709 matt.sullivan@padillacrt.com